EXHIBIT F
FORM OF LEGAL OPINION OF
Vorys, Sater, Seymour and Pease LLP
July 18, 2013

PNC Bank, National Association, as Administrative Agent
for the Lenders party to the Credit Agreement (as defined below)

Each of the Lenders party to the Credit Agreement

Re:	M/I Homes, Inc. - Credit Agreement

Ladies and Gentlemen:

We have acted as counsel to M/I Homes, Inc., an Ohio corporation (the “Company”), and each of the other entities listed on Exhibit A attached hereto (such other entities, collectively, the “Guarantors” and, together with the Company, the “Loan Parties”) in connection with a Credit Agreement, dated as of the date hereof (the “Credit Agreement”), by and among the Company, PNC Bank, National Association, as Swingline Lender, as an Issuing Lender and as Administrative Agent for the Lenders (the “Agent”), JPMorgan Chase Bank, N.A. and Wells Fargo Bank, National Association, each as Co-Syndication Agents, Citibank, N.A., Comerica Bank, The Huntington National Bank and U.S. Bank National Association as Co-Documentation Agents, and the Lenders party thereto. Capitalized terms used in this opinion that are defined in the Credit Agreement have the meanings set forth in the Credit Agreement, unless otherwise defined herein.
In connection with the Credit Agreement, each of the Guarantors is entering into a Guarantee Agreement, dated as of the date hereof (the “Guarantee Agreement”), in favor of the Agent for the benefit of the Agent and the Lenders.
This opinion is furnished to you pursuant to Section 5.1(e) of the Credit Agreement. In connection with this opinion, we have examined originals or certified, conformed or reproduction copies of, and have relied upon the accuracy of, without independent verification or investigation, the following:

(i)	the Credit Agreement;

(ii)	the Guarantee Agreement;

(iii)	the Notes more particularly described on Exhibit B attached hereto dated as of the date hereof and executed and delivered by the Company;

(iv)
a certificate of an officer of the Loan Parties as to incumbency of the officers of the Loan Parties and certain factual matters, a copy of which is attached hereto as Exhibit C (the “Officer's Certificate”);

(v)
certificates from the Secretary of State of the state shown next to the name of each of the Loan Parties set forth on Exhibit A attached hereto, dated the date indicated thereon, with respect to the good standing or full force and effect, as applicable, of each of the Loan Parties (the “Good Standing Certificates”);

(vi)
documents and records of each of the Loan Parties consisting of their respective (i) Articles of Incorporation, Certificate of Incorporation, Certificate of Formation or Articles of Organization, (ii) Code of Regulations, Limited Liability Company

Agreement, Operating Agreement and Declaration, Operating Agreement or Agreement of Limited Partnership, and (iii) certified copies of the resolutions adopted by their respective Executive Committee of the Board of Directors, sole shareholder, sole general partner, Management Committee, sole manager and/or sole member, and such other corporate, limited partnership or limited liability company documents, proceedings and records as we have deemed necessary or appropriate for purposes of this opinion (collectively, the “Company Legislation”); and

(vii)	those other existing agreements to which the Company is a party and which have been identified in the Officer's Certificate as material (the “Material Agreements”).
The documents referenced in clauses (i) through (iii) of this paragraph are sometimes referred to herein as the “Transaction Documents.”
We also have examined the originals or certified, conformed or reproduction copies of, and have relied upon the accuracy of, without independent verification or investigation, such other records, agreements, instruments and documents as we have deemed necessary or relevant as the basis for our opinion.
In such examinations, we have assumed (i) the genuineness of all signatures, the conformity to original documents of all documents submitted to us as copies and the authenticity of such originals of such latter documents; (ii) the due execution, and acknowledgment as indicated thereon, and delivery of all documents and instruments (other than by the Loan Parties) and of the consideration recited therein; (iii) that the Agent, the Issuing Lenders, the Swingline Lender and each of the Lenders has the full power, authority and legal right under its charter and other governing documents, corporate legislation, and applicable laws and regulations to execute and perform its obligations under all documents executed by it in connection with the transactions which are the subject of the Transaction Documents; (iv) that when duly authorized, executed and delivered, each of the Transaction Documents will constitute the legal, valid and binding obligation of the Agent, the Issuing Lenders, the Swingline Lenders and each of the Lenders, enforceable against each of them in accordance with its terms; and (v) that each of the Transaction Documents is supported by adequate consideration, in each case consistent with and sufficient for the purpose of the particular Transaction Document.
To the extent that our opinions expressed herein are based upon factual matters (and whenever our opinion with respect to the existence or absence of facts is qualified by “to our knowledge” or by any similar language), such opinions are based solely upon facts within the actual awareness of the Vorys, Sater, Seymour and Pease LLP attorneys who have devoted substantive legal attention to the Company in connection with the transactions contemplated by the Transaction Documents which include, without limitation, facts set forth in the Officer's Certificate and the representations and warranties of the Company contained in the Transaction Documents. We have relied solely upon the examinations and inquiries recited herein and, except for the examinations and inquiries recited herein, we have not undertaken any independent investigation to determine the existence or absence of any facts, and no inference as to our knowledge concerning such facts should be drawn. Without limiting the generality of the foregoing, we have made no examination of the character, organization, activities or authority of any party, other than the Loan Parties, to any of the Transaction Documents which might have any effect upon our opinions expressed herein, and we have neither examined, nor do we opine upon, any provision or matter to the extent that the examination or opinion would require a financial, mathematical or accounting calculation or determination.

As used herein, the phrase “all necessary company action” means, with respect to the Loan Parties, all necessary corporate, limited liability company or limited partnership action of the Loan Parties under their respective Company Legislation and the corporation law, limited liability company law or limited partnership law of their respective states of incorporation or formation. As used herein, the phrase “power and authority” means, with respect to the Loan Parties, power and authority under their respective Company Legislation and the corporation law, limited liability company law or limited partnership law of their respective states of incorporation or formation. For purposes of the definitions in this paragraph, with respect to any Guarantor not formed under the laws of the State of Ohio or the State of Delaware, we have assumed that the limited liability company law or limited partnership law, as applicable, of each such Guarantor's state of formation is not different from the Ohio Limited Liability Company Law or the Ohio Limited Partnership Law in any manner material to this opinion.
Our opinions herein are based upon our consideration of only those statutes, rules and regulations which, in our experience, are normally applicable to borrowers and guarantors in lending transactions of this type.
Based upon and subject to the foregoing and the further qualifications and limitations set forth below, as of the date hereof (or as of the date of any assumption made herein or any certificate, schedule, exhibit or inquiry stated to have been examined, made, or otherwise relied upon by us), we are of the opinion that:
1.Each of the Loan Parties is incorporated or formed, as applicable, validly existing and, based solely on the Good Standing Certificates, in good standing under the laws of the jurisdiction of its incorporation or formation.
2.Each of the Loan Parties has the power and authority to own, lease and operate its property and to carry on its business as it is now being conducted.
3.Each of the Loan Parties has the power and authority to execute, deliver and perform each of the Transaction Documents to which it is a party. Each of the Loan Parties has duly executed and delivered the Transaction Documents to which it is a party.
4.The execution, delivery and performance of the Transaction Documents by each of the Loan Parties have been duly authorized by all necessary company action.
5.Neither the execution and delivery of the Transaction Documents nor the performance by each of the Loan Parties of its respective repayment and other obligations under, and the consummation of the transactions contemplated by, the Transaction Documents to which any Loan Party is a party, nor the transactions contemplated thereby will violate any provision of, or result in a breach or default under:

a.	the Company Legislation;

b.	any of the Material Agreements;
c.any order, judgment, writ, injunction, decree, rule, or regulation of any court or other Governmental Authority applicable, to our knowledge, to any of the Company or the Guarantors;
d.any law, rule or regulation of the State of Ohio applicable generally to business organizations for profit in the State of Ohio or any provision of the Delaware Limited Liability Company Act (the “DLLCA”) applicable generally to limited liability companies generally in the State of Delaware; or
e.any applicable federal laws of the United States of America.
6.No consent, approval, authorization or order of, and no filing or registration with, (i) any court or governmental agency or regulatory body of the United States of America or the State of Ohio or (ii) any Delaware governmental court or governmental agency or regulatory body acting pursuant to the DLCCA is required on the part of any Loan Party for the execution or delivery by the Loan Parties, or the performance by the Loan Parties of their respective repayment and other obligations under, the Transaction Documents to which such Loan Party is a party.
7.Based solely on the Officer's Certificate, no actions, suits or proceedings at law or equity or by or before any arbitrator or Governmental Authority are pending or threatened, by or against the Company or any of the Guarantors, or against any of their respective properties or rights (a) in connection with to any of the Transaction Documents or any of the transactions contemplated thereby, or (b) which, if adversely determined, would, individually or in the aggregate, materially impair the rights of the Company or any of the Guarantors to execute, deliver or perform any of the Transaction Documents, or which would declare the same to be unlawful or cause a rescission thereof.
8.Each of the Transaction Documents has been duly executed and delivered by each of the Loan Parties party thereto and is the valid and binding obligation of each of the Loan Parties party thereto, enforceable against each of the Loan Parties party thereto in accordance with its terms.
9.No Loan Party is an “investment company” within the meaning of, and subject to regulation under, the Investment Company Act of 1940, as amended.
10.Assuming the Company will comply with the provisions of the Credit Agreement relating to the use of proceeds, the execution and delivery of the Credit Agreement by the Company and the making of the Loans under the Credit Agreement will not violate Regulation T, U or X of the Board.
The opinions expressed above are subject to the following additional qualifications:
All of our opinions are subject to the limitations, if any, of Title 11 U.S.C., as amended, and of the applicable insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally and by principles of equity. In addition, certain provisions of the Transaction Documents may be limited by (i) implied covenants of good faith, fair dealing and commercially reasonable conduct and (ii) judicial discretion.
We have not conducted requisite factual or legal examinations, and accordingly we express no opinion, with respect to the application, if any, of laws concerning or promulgated by (a) environmental laws, the effects thereof or environmental agencies; (b) fraudulent dispositions or obligations; (c) securities laws; (d) restrictions attendant to financings of property by public authorities, for example, industrial revenue bond financings; (e) political subdivisions of any jurisdiction; (f) any order of any court or other authority directed specifically to any party to the Transaction Documents of which we do not have knowledge; (g) usury; (h) compliance with fiduciary duty requirements; (i) pension or employee benefit laws; or (j) any taxes or tax effects.
In addition, we express no opinion as to the enforceability of rights, provisions or interests to the extent, if any, dependent upon the enforceability of (a) waivers of rights of debtors or others which may not be waived or which may be waived only under certain circumstances under applicable law; (b) provisions of the Transaction Documents to the extent held to (i) require the payment of compound interest or compliance with laws relating to permissible rates of interest, (ii) compensate any party for loss or expense in excess of actual loss or reasonable expenses or constitute liquidated damages or a penalty, (iii) require reimbursement for or indemnity against actions by the Agent taken in violation of applicable law or public policy, or (iv) purport to waive or negate in favor of the Agent or any Lender the effect of notice of a default or event of default, if any, which the Agent or any Lender may have at the time of closing; (c) provisions which purport to choose venue and jurisdiction; (d) provisions which purport to waive jury trial; (e) provisions which purport to effect the alteration or termination of rights currently held by third parties; (f) provisions which purport to establish evidentiary standards; (g) disclaimers of liability, or liability limitations, with respect to third parties; (h) powers of attorney and other provisions which purport to authorize execution of various documents on behalf of any Loan Party; (i) any remedies for (1) immaterial breaches or (2) material breaches which are the proximate result of actions taken by the Agent, any of the Lenders or their respective agents, which actions none of them is entitled to take pursuant to the relevant agreements or instruments or applicable law or which otherwise violate applicable laws; (j) any provisions relating to grant of setoff rights; (k) provisions to the effect that a guarantor is liable as a primary obligor, and not as a surety and provisions purporting to waive modifications of any guaranteed obligation to the extent such modification constitutes a novation; or (l) provisions, if any, that are ambiguous or inconsistent within a Transaction Document or among the Transaction Documents.
Further, we express no opinion as to (a) state or federal laws or regulations applicable to the subject transactions because of the legal or regulatory status of any of the parties to any Transaction Document or the legal or regulatory status of any of their affiliates, (b) the effect or application, if any, of any federal or state law, regulations or official guidance related thereto concerning swaps or other derivative transactions or any guarantees relating to swaps or other derivative transactions, including, without limitation, any such law, regulation or official guidance enacted, promulgated or delivered pursuant to The Dodd-Frank Wall Street Reform and Consumer Protection Act, (c) the Guarantee Agreement and the other Transaction Documents as they relate to Hedging Obligations and (d) any agreement, device or arrangement pertaining to swaps or other derivative transactions, including any ISDA Master Agreement, and any schedules, confirmations and documents and other confirming evidence between the parties confirming transactions thereunder.
Certain provisions of the Transaction Documents reference certain provisions and agreements contained in other agreements that are not Transaction Documents. Our opinions expressed herein with respect to the Transaction Documents, however, address only the express terms of the Transaction Documents (excluding any provisions incorporating any document or agreement, or the provisions of any other document or agreement, by reference) and not any other document or agreement, or the provisions of such other document or agreement, incorporated therein or made a part thereof by reference.

The opinions expressed herein are limited to the laws of the State of Ohio, the DLLCA, the federal laws of the United States of America and, solely with respect to our opinion in numbered paragraph 8 regarding enforceability of the Transaction Documents, the State of New York, each having effect on the date hereof, and we express no opinion as to the laws of any other jurisdiction. The opinions expressed herein are furnished specifically in connection with the execution and delivery of the Transaction Documents for the benefit of the Agent and the Lenders. The opinions expressed herein may not be relied upon, assigned, quoted or otherwise used in any manner or for any purpose by any other person or entity, without our specific prior written consent, which may be granted or withheld in our sole discretion; provided that we hereby consent to (x) reliance hereon by any future assignee of the Loans or Commitments under the Credit Agreement pursuant to an assignment that is made in accordance with the express provisions of Section 10.6 of the Credit Agreement and (y) disclosure to, but not reliance by, (i) any Participant pursuant to a participation that is made in accordance with the express provisions of Section 10.6 of the Credit Agreement, (ii) any auditor or regulatory authority having jurisdiction over a Lender and (iii) any Person pursuant to court order or judicial process, in each case on the condition and understanding that: (i) the opinions expressed herein speak only as of the date hereof; (ii) our opinion and examination standards may change; (iii) we have no responsibility or obligation to update this letter, to consider its applicability or correctness or to take into account changes in law, facts or any other developments of which we may later become aware; and (iv) any such reliance by a future assignee must be actual and reasonable under the circumstances existing at the time of assignment, including any changes in law, facts or any other developments known to or reasonably knowable by the assignee at such time.
Very truly yours,